Exhibit 99.1

      Revlon Reports Third Quarter and Nine-Month 2004 Results;
          Company Confirms Guidance for Full Year 2004 EBITDA

    NEW YORK--(BUSINESS WIRE)--Nov. 10, 2004--Revlon, Inc. (NYSE: REV) today announced results for the third quarter and nine months ended September 30, 2004. The Company indicated that Adjusted EBITDA(1) for the third quarter of 2004 advanced to $26 million, compared with Adjusted EBITDA of $15 million in the third quarter of 2003. In making the announcement, the Company reconfirmed its previous guidance of achieving Adjusted EBITDA of approximately $190 million in 2004 and reiterated its goal to deliver its destination model profit margins over the next several years.
    Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to its most directly comparable GAAP measures, net loss and cash flow used for operating activities, in the accompanying financial tables.
    During the quarter, the Company made further progress to strengthen its balance sheet, with the successful consummation of a debt refinancing that included entering into new credit facilities and redeeming all of its 12% Senior Secured Notes. As a result of the refinancing, the Company extended to 2010 at the earliest the maturities on much of its debt that would have otherwise matured in 2005. The refinancing also further reduced the Company's annual interest expense.
    Commenting on the Company's performance, Revlon President and Chief Executive Officer Jack Stahl stated, "We are pleased with the progress we made in the third quarter to strengthen both our business and our balance sheet. Our year-to-date results have positioned us to deliver our Adjusted EBITDA target of approximately $190 million in 2004, up significantly versus the Adjusted EBITDA we generated in 2003. Clearly, our productivity initiatives are proving to be an important driver of our financial progress this year, particularly given the softness of the color cosmetics category in the U.S. mass market. As we move forward, we will continue to take what we believe are the appropriate actions to create long-term value, by capitalizing on the underlying strengthening of our brands, customer partnerships, and organization. In 2005, to further accelerate our progress and the creation of long-term value, we plan to reinvest much, if not all, of the expected margin benefits from our productivity initiatives back into our brands to drive long-term growth. We believe that doing so at this stage of our turnaround is the right course of action and one that will result in long-term value creation."
    Revlon will host a conference call with members of the investment community on November 10, 2004 at 9:30 AM EST to discuss the results of the third quarter. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

    Third Quarter Results

    Net sales in the third quarter of 2004 declined approximately 7% to $294 million, compared with net sales of $317 million in the third quarter of 2003, while gross sales in the third quarter of 2004 were modestly higher. The net sales performance in the current quarter primarily reflected higher provisions for returns, allowances and discounts combined, partially offset by favorable foreign currency translation in International. Excluding the favorable impact of foreign currency translation, net sales declined approximately 9%.
    Regarding the Company's previous guidance on sales growth for 2004, Mr. Stahl stated, "Our expectation for gross sales growth of approximately 3% for 2004 remains intact, while net sales will likely be even with year-ago."
    In North America(2), net sales for the quarter declined approximately 10% to $192 million, versus $212 million in the third quarter of 2003, largely reflecting higher provisions for returns, allowances and discounts combined, while gross sales were essentially even with year-ago.
    In International, net sales declined approximately 2% to $102 million, versus $105 million in the third quarter of 2003. The performance primarily reflected higher provisions for returns, allowances and discounts combined, offset by favorable foreign currency translation and higher gross sales, stemming from strength in the Far East region. Excluding the favorable impact of foreign currency translation, International net sales were down 8% versus year-ago, largely reflecting the increase in returns, allowances and discounts that more than offset the gross sales growth in the quarter.
    Operating loss in the quarter was $2.0 million, versus an operating loss of $7.9 million in the third quarter of 2003. This performance reflected, in part, the absence in the current quarter of approximately $6 million of growth plan charges taken in the third quarter of 2003. The performance also reflected the benefit of manufacturing efficiencies in the current quarter and lower discretionary spending, stemming from a reduction of brand support to more appropriately reflect current top-line trends. Partially offsetting these positive factors were the lower net sales and higher depreciation and amortization.
    Adjusted EBITDA in the current quarter was $25.7 million, compared with Adjusted EBITDA of $14.6 million in the same period last year. This performance was driven by largely the same factors that impacted the operating income comparison.
    Net loss of $91.6 million in the third quarter of 2004 included expenses totaling approximately $59 million associated with the Company's refinancing activities completed during the quarter. This compared with a net loss of $54.7 million in the third quarter of 2003. On a diluted per share basis, net loss in the third quarter of 2004 was $0.25, compared with a net loss of $0.78 in the third quarter of 2003. The diluted per share comparison was impacted by the Company's exchange offers, consummated in March 2004, which significantly increased common shares outstanding in the 2004 period. Cash flow used for operating activities in the third quarter of 2004 was $35.2 million, compared with cash flow used for operating activities of $49.1 million in the third quarter of 2003.
    In terms of U.S. marketplace performance, according to ACNielsen(3), the color cosmetics category for the quarter declined 3.1% versus the same period last year. For the nine-month period, the category was down 2.0% versus year-ago. Combined share for the Revlon and Almay brands totaled 21.3% for the quarter, compared with 22.5% in the third quarter of 2003. For the nine months, combined market share totaled 21.7% in 2004, compared with 22.6% for the first nine months of 2003. The Company's share performance reflected less share contribution from new products this year, while market share on existing businesses advanced solidly. In other key categories, the Company gained share during the quarter in hair color and beauty tools, while market share was down in anti-perspirants/deodorants.

    Nine-Month Results

    Net sales of $919 million in the first nine months of 2004 were down 1% versus net sales of $931 million in the first nine months of 2003. This performance largely reflected softness in North America, offset by growth and favorable foreign currency translation in International. For the nine-month period, gross sales were up modestly. Excluding the favorable impact of foreign currency translation, net sales for the first nine months of 2004 were down approximately 4% versus the same period last year.
    In North America, net sales of $605 million for the first nine months of 2004 were down approximately 6% versus net sales of $642 million in the same period last year. International net sales of $314 million in the first nine months of 2004 advanced approximately 9% versus net sales of $289 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales grew approximately 1% in the nine-month period.
    Operating income in the first nine months of 2004 was $16.3 million, versus an operating loss of $15.2 million in the first nine months of 2003. Adjusted EBITDA in the first nine months of 2004 was $93.9 million, compared with Adjusted EBITDA of $58.6 million in the first nine months of 2003. Operating loss and Adjusted EBITDA in the first nine months of 2003 included charges of approximately $31 million and $29 million, respectively, associated with the Company's growth plan.
    Net loss of $188.7 million, or $0.68 per diluted share, in the first nine months of 2004, included approximately $91 million of fees and expenses associated with the Company's 2004 exchange offers and refinancing activities. Net loss in 2003 was $141.2 million, or $2.36 per diluted share, in the first nine months of 2003. Cash flow used for operating activities in the first nine months of 2004 was $135.3 million, compared with cash flow used for operating activities of $183.9 million in the first nine months of 2003.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

    Footnotes to Press Release

    (1) Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that, as a performance measure, Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.
    In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

    (2) North America includes the United States and Canada.

    (3) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 70% of the Company's U.S. mass market dollar volume. All Revlon brand share and consumption data excludes StreetWear.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's expectations that it will achieve Adjusted EBITDA of approximately $190 million in 2004, as well as gross sales growth of approximately 3% in 2004, and net sales in 2004 that are likely to be even with year-ago; the Company's belief that it will deliver its destination model profit margins over the next several years; the Company's belief that it is taking the appropriate actions to create long-term value by capitalizing on the underlying strength of its brands, customer partnerships and organization; the Company's belief that its productivity initiatives are proving to be an important driver of its financial progress in 2004; and the Company's plan to accelerate its progress and create long-term value by reinvesting much, if not all, of its expected margin benefits from its productivity initiatives back into its brands to drive top-line growth. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2004 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including the Company's inability to achieve its Adjusted EBITDA target of approximately $190 million in 2004, as well as gross sales growth of approximately 3% in 2004, and even net sales in 2004 versus year-ago; the Company's inability to deliver its destination model profit margins over the next several years; the Company's inability to take actions to create long-term value, including the inability to capitalize on the underlying strength of its brands, customer partnerships or organization; the Company's inability to achieve its productivity initiatives; and the Company's inability to reinvest much, if not all, of its expected margin benefits from its productivity initiatives back into its brands to drive top-line growth. Factors other than those listed above could also cause the Company's results to differ materially from expected results.


                     REVLON, INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)


                    Three Months Ended           Nine Months Ended
                       September 30,               September 30,
                --------------------------  --------------------------
                   2004          2003          2004          2003
                ------------  ------------  ------------  ------------
 Net sales      $     294.4   $     316.5   $     918.9   $     930.8
 Cost of sales        117.9         127.1         353.4         363.8
                ------------  ------------  ------------  ------------
  Gross profit        176.5         189.4         565.5         567.0
 Selling,
  general and
  administrative
  expenses            177.9         196.9         549.2         581.3
 Restructuring
  costs                 0.6           0.4             -           0.9
                ------------  ------------  ------------  ------------

  Operating
   (loss)
   income              (2.0)         (7.9)         16.3         (15.2)
                ------------  ------------  ------------  ------------

 Other expenses
  (income):
  Interest
   expense             28.8          44.3         102.4         128.5
  Interest
   income              (1.3)         (0.9)         (3.4)         (3.1)
  Amortization
   of debt
   issuance
   costs                1.7           2.2           6.8           6.6
  Foreign
   currency
   (gains)
   losses, net         (1.2)         (0.8)          0.4          (3.2)
  Loss on early
   extinguish-
   ment of debt        58.8             -          91.4             -
  Miscellaneous,
   net                 (0.1)         (0.3)          2.4           0.1
                ------------  ------------  ------------  ------------
    Other
     expenses,
     net               86.7          44.5         200.0         128.9
                ------------  ------------  ------------  ------------

 Loss before
  income taxes        (88.7)        (52.4)       (183.7)       (144.1)

 Provision
  (benefit) for
  income taxes          2.9           2.3           5.0          (2.9)
                ------------  ------------  ------------  ------------

 Net loss       $     (91.6)  $     (54.7)  $    (188.7)  $    (141.2)
                ============  ============  ============  ============


 Basic and
  diluted net
  loss per
  common share  $     (0.25)  $     (0.78)  $     (0.68)  $     (2.36)
                ============  ============  ============  ============

 Weighted
  average
  number of
  common shares
  outstanding:
  Basic and
   diluted      370,117,944    69,805,118   277,863,756    59,807,555
                ============  ============ =============  ============


                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)


                                          September 30,  December 31,
                  ASSETS                      2004           2003
                                          -------------  -------------
                                           (Unaudited)
Current assets:
 Cash and cash equivalents                $       83.8   $       56.5
 Trade receivables, net                          171.8          182.5
 Inventories                                     159.8          142.7
 Prepaid expenses and other                       55.2           33.9
                                          -------------  -------------
  Total current assets                           470.6          415.6
Property, plant and equipment, net               120.8          132.1
Other assets                                     159.6          158.4
Goodwill, net                                    186.1          186.1
                                          -------------  -------------
  Total assets                            $      937.1   $      892.2
                                          =============  =============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
 Short-term borrowings - third parties    $       32.5   $       28.0
 Accounts payable                                 80.4           97.4
 Accrued expenses and other                      299.1          321.9
                                          -------------  -------------
  Total current liabilities                      412.0          447.3
Long-term debt                                 1,318.7        1,869.5
Other long-term liabilities                      290.1          301.0
Total stockholders' deficiency                (1,083.7)      (1,725.6)
                                          -------------  -------------
  Total liabilities and stockholders'
   deficiency                             $      937.1   $      892.2
                                          =============  =============


                    REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                        (dollars in millions)


                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                            --------------------  --------------------
                              2004       2003       2004       2003
                            ---------  ---------  ---------  ---------
                                 (Unaudited)           (Unaudited)
Reconciliation to cash
 flows from operating
 activities:
---------------------------

Net cash used for operating
 activities                 $  (35.2)  $  (49.1)  $ (135.3)  $ (183.9)

Changes in assets and
 liabilities, net of
 acquisitions and
 dispositions                   31.2       18.7      110.1      125.3
Loss on early
 extinguishment of debt -
 cash portion                    0.8          -       14.1          -
Interest expense, net           27.3       43.8       97.2      123.2
Foreign currency (gains)
 losses, net                    (1.2)      (0.8)       0.4       (3.2)
Miscellaneous, net              (0.1)      (0.3)       2.4        0.1
Provision (benefit) for
 income taxes                    2.9        2.3        5.0       (2.9)

                            ---------  ---------  ---------  ---------
Adjusted EBITDA             $   25.7   $   14.6   $   93.9   $   58.6
                            =========  =========  =========  =========

Reconciliation to net loss:
---------------------------

Net loss                    $  (91.6)  $  (54.7)  $ (188.7)  $ (141.2)

Interest expense, net           27.5       43.4       99.0      125.4
Amortization of debt
 issuance costs                  1.7        2.2        6.8        6.6
Foreign currency (gains)
 losses, net                    (1.2)      (0.8)       0.4       (3.2)
Loss on early
 extinguishment of debt         58.8          -       91.4          -
Miscellaneous, net              (0.1)      (0.3)       2.4        0.1
Provision (benefit) for
 income taxes                    2.9        2.3        5.0       (2.9)
Depreciation and
 amortization                   27.7       22.5       77.6       73.8

                            ---------  ---------  ---------  ---------
Adjusted EBITDA             $   25.7   $   14.6   $   93.9   $   58.6
                            =========  =========  =========  =========


    CONTACT: Revlon
             Investor Relations
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media
             Catherine Fisher, 212-527-5727